Exhibit 10.1

EXHIBIT B

THIS EXHIBIT B (the “Exhibit”), by and between Nano Magic Inc. (the “Company”) and Tom Berman (“Employee”), supplements and relates to that certain Employment Agreement having an Effective Date of April 3, 2019 previously amended in 2021 (the “Agreement”).

In consideration of the covenants contained in the Agreement and herein, the parties, intending to be legally bound, hereby agree as follows:

Services. Employee agrees to continue to use his best efforts to provide and perform the following services:

a.	Full-time duties related to the title of President and CEO of the Company.
b.	All other services as directed by the Company from time to time.

Compensation.

Salary: Employee will be paid an annual salary of $225,000 (monthly salary of $18,750) for January, 2024 and each subsequent month of 2024.

Bonuses: In addition, Employee shall be entitled to earn cash bonuses as follows:

Revenue Bonus:

Revenue	Bonus
$5 million	$50,000
$6 million	$25,000
$7 million	$25,000
$8 million	$50,000
$9 million	$50,000
$10 million+	$50,000

Revenue bonus payments are cumulative and payable in the quarter after the quarter in which the revenue is reported. For example, if the Company reports revenue of $5 million in the third quarter, a bonus of $50,000 will be paid in the fourth quarter, and if the reported revenue for the year 2024 is over $7 million (but under $8 million), an additional bonus of $50,000 will be paid in the first quarter of 2025. So long as his employment was not terminated for “Cause” (as defined below) Employee will remain eligible to earn the revenue bonus for 2024.

Profit Bonus equal to 5% of EBITDA for 2024. EBITDA means sum of the Company’s net profit for the prior year plus interest, taxes, depreciation and amortization expense for the prior year, except that if EBITDA is 20% or more of Revenue for the year, the bonus payable will equal 10% of the prior year’s EBITDA. The Profit Bonus will be paid in cash, stock options or a combination of cash and options as determined by the Board of Company. Any portion to be paid in options as determined by the Board will result in vesting of options to purchase that number of shares as determined by the Board from the EBITDA tranche of an option to be granted to Employee that references this Exhibit B.

“Cause” means a determination by the Board or a committee of the Board that Employee (i) has engaged in personal dishonesty, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty involving personal profit, (ii) has failed to satisfactorily perform his or her duties and responsibilities for the Company or any Related Company, (iii) has been convicted of, or plead nolo contendere to, any felony or a crime involving moral turpitude, (iv) has engaged in gross negligence or willful misconduct in the performance of his or her duties, including but not limited to willfully refusing without proper legal reason to perform his or her duties and responsibilities, (v) has materially breached any corporate policy or code of conduct established by the Company or any Related Company as such policies or codes may be adopted or amended from time to time, (vi) has violated the terms of any confidentiality, nondisclosure, intellectual property, non-solicitation, noncompetition, proprietary information or inventions agreement, or any other agreement between Employee and the Company or any Related Company related to his or her service with any of them, or (vii) has engaged in conduct that is likely to have a deleterious effect on the Company or any Related Company or their legitimate business interests, including but not limited to their goodwill and public image.

Benefits. Employee may be furnished with a company owned computer and/or a company credit card or other company property for which Employee shall sign an agreement acknowledging said property of the Company shall be returned to the Company upon termination of employment or at the request of the Company at any time. In addition, Employee may be eligible to participate in the Company’s benefit programs of Paid Time Off, and medical insurance. In the event of a conflict, the terms and conditions of the benefit plan documents and/or separate handout(s) shall control.

Termination. In the event that Employee’s employment with the Company is terminated, as of the date of termination and thereafter, the Company shall no longer be required to pay and provide to Employee any salary or other benefits, except for the Revenue Bonus described above.

The parties acknowledge and agree that this Exhibit along with Exhibit A shall be governed by all terms and conditions of the Agreement and that the Agreement remains in full force an effect as supplemented hereby.

IN WITNESS WHEREOF, this Exhibit is executed and entered into by the parties with an effective date of January 1, 2024.

/s/ Tom J. Berman	NANO MAGIC INC.
Tom J. Berman
	By:	/s/ Leandro Vera
Leandro Vera, Chief Financial Officer